Exhibit 10.1
June 8, 2025
Redwire Corporation
8226 Philips Highway
Suite 102
Jacksonville, FL 32256

Bain Capital Credit, LP
200 Clarendon Street
Boston, MA 02116
Attn:

AE Industrial Partners, Fund II L.P.
AE Industrial Structured Solutions I, L.P.
6700 Broken Sound Pkwy NW
Boca Raton, FL 33487

Re: Registration Rights Coordination Agreement
Reference is made to (i) that certain Registration Rights Agreement (the “RRA”) entered into as of October 28, 2022 by and between Redwire Corporation, a Delaware corporation (“Redwire”), BCC Redwire Aggregator, L.P., a Delaware limited partnership (“Bain”), AE Industrial Partners, Fund II L.P., a Delaware limited partnership (“AE Industrial”), AE Industrial Structured Solutions I, L.P., a Delaware limited partnership (“AE Solutions,” and together with AE Industrial, “AE”) and the other signatories party thereto and (ii) that certain Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), dated January 20, 2025, by and among (v) Redwire, (w) Edge Autonomy Ultimate Holdings, LP, a Delaware limited partnership (f/k/a UAVF Ultimate Holdings, LP), (x) Edge Autonomy Intermediate Holdings, LLC, a Delaware limited liability company (f/k/a UAVF Intermediate Holdings, LLC), (y) Echelon Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Redwire and (z) Echelon Purchaser, LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of Redwire. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Merger Agreement.
In order to resolve certain issues arising under the RRA, Redwire, Bain and AE agree as follows:
1.If Redwire effects any offering of its Common Stock during the period ending 90 days (the “Coordination Period”) after the Closing Date (the “Offering”) (for the avoidance of doubt, including pursuant to any 144A and/or Regulation S and/or “at-the-market” offering), it shall apply the Net Proceeds (as defined below) in the following order:
a.First: $40 million of Net Proceeds shall be added to Redwire’s cash on hand for working capital and other corporate uses;
b.Second: At Bain’s election delivered within five (5) Business Days following receipt of a notice from the Company of the closing of the Offering, an amount equal to the greater of (i) $50 million and (ii) 25 percent of the Net Proceeds (the “Repurchase Proceeds”) shall be paid to Bain to repurchase from Bain the number of shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Convertible Preferred Stock”), that would need to be converted into shares of Common Stock (such conversion rate to be calculated as of the close of business on the closing date of the applicable offering in accordance with the terms set forth in the certificate of designation establishing the Convertible Preferred Stock) such that the number of those shares of Common Stock would equal to the quotient of the Repurchase Proceeds divided by the per share price to the public of the shares of Common Stock sold in the Offering;
c.Third: To repay the Seller Note in accordance with its terms; and
d.Fourth: Any remaining Net Proceeds shall be added to Redwire’s cash on hand for working capital and other corporate uses.
For purposes hereof “Net Proceeds” means the amount equal to the aggregate price paid by investors to the Company in the Offering, after deducting underwriting, initial purchaser or placement agent discounts, commissions and fees paid by Redwire pursuant to the underwriting, initial purchaser or placement agent agreement, as applicable, for the Offering (excluding, for the avoidance of doubt, any Registration Expenses (as defined in the RRA)). For the avoidance of doubt, for purpose of the Seller Note, the amounts payable pursuant to Section 1(a) and Section 1(b) hereof shall be deemed “other required uses of Equity Financing Net Proceeds” as contemplated by Section 11 of the Seller Note.

2.During the Coordination Period, if Redwire intends to undertake an Offering which is reasonably expected to generate net proceeds to Redwire of not less than $90 million (such amount of net proceeds, the “Minimum Amount”), each of Bain and AE (and their respective Affiliates) shall, if requested by the managing underwriter or underwriters(s) (or initial purchaser or purchasers) in connection with any such Offering by Redwire, enter into a customary “lock-up” agreement relating to the sale, offering or distribution of their (and their respective Affiliates) respective shares of Redwire Common Stock and Convertible Preferred Stock, in the form reasonably requested by such managing underwriter or underwriters(s) (or initial purchaser or purchasers), covering the period commencing on the date of the prospectus (supplement) or offering memorandum pursuant to which such offering may be made and continuing until no more than ninety (90) days from the date of such prospectus, or such shorter period as shall be required of (i) any shareholder other than a director or executive officer of Redwire, if any other such shareholder is required to sign a lock-up agreement in connection with such offering or (ii) any director, executive officer of Redwire if only directors and executive officers are required to sign a lock-up agreement in connection with such offering; provided, however, that if such Offering does not actually generate the Minimum Amount, then Bain may, upon two (2) days’ written notice to Redwire, terminate Bain’s lock-up agreement. If (i) any shareholder that has shares of Redwire Common Stock and Convertible Preferred Stock or other investor (other than a director or executive officer) that files reports under Section 16 of the Exchange Act, in each case that beneficially owns Common Stock in an amount equal to or greater than 5% of the then outstanding Common Stock is not required to sign a lock-up in connection with such offering, then AE and Bain shall not have any obligation to sign a lock-up agreement in connection with such offering and (ii) any shareholder lock-up agreement is terminated or a waiver is granted prior to the expiration of the restricted period specified in such lock-up agreement, AE and Bain shall likewise be released from its lock-up agreement to the same extent as the relevant shareholder if and to the extent AE's and Bain’s lock-ups are still in force at such time; provided, that, AE shall in any event remain subject to Section 4.1 of the A&R Investor Rights Agreement and Section 3 hereof. The parties acknowledge and agree that Section 2.7 of the RRA shall not apply during the Coordination Period.
3.Section 4.1 of that certain Amended and Restated Investor Rights Agreement dated as of the Closing Date (the “A&R Investor Rights Agreement”) by and among Redwire and the other parties thereto applies in respect of all Equity Securities (including Convertible Preferred Stock) of Redwire held by AE and its Affiliates, and Redwire shall not waive its rights under Section 4.1 of the A&R Investor Rights Agreement (or this Section 3) or redeem any such Equity Securities during the Lock-Up Period (as defined in the A&R Investor Rights Agreement) without the prior written consent of Bain.
4.Section 1.7(c) and Section 1.9 of the RRA are amended to correct a scriveners’ error by replacing references therein to “Section 1.6” and “Section 1.6(c)” to “Section 1.7” and “Section 1.7(c)”, respectively.
5.Without limiting Bain’s and AE’s rights under the RRA, Redwire agrees to file the Resale Registration Statement (as defined in the RRA) with, and to use its commercially reasonable efforts to cause to the Resale Shelf Registration to be declared effective by, the Securities and Exchange Commission not later than the 90th day after the Closing Date, it being understood that, without limiting AE or Bain’s rights hereunder, if the Closing occurs, neither Bain nor AE shall have any right under Section 1.9 or Section 1.10 of the RRA to have any of its Registrable Securities (as defined in the RRA), including shares of Common Stock underlying Convertible Preferred Stock, included in any primary offering of Common Stock registered by Redwire under the Securities Act of 1933, as amended, until the earlier of (i) the effectiveness of such Resale Shelf Registration Statement and (ii) the end of the Coordination Period (and in any event subject to Section 4.1 of the A&R Investor Rights Agreement and Section 3 hereof); provided, that the filing and effectiveness of the Resale Shelf Registration Statement in accordance with the terms of this letter agreement shall be deemed to satisfy Redwire’s obligations to effect such filing and effectiveness pursuant to Section 1.1 of the RRA.
6.This letter agreement may be delivered in counterparts in electronic format, including by email delivery of .pdf files, which counterparts shall together constitute one instrument.
7.Article V of the RRA shall apply to this letter agreement, mutatis mutandis.

If each of you is in agreement with the terms set forth above, please so acknowledge by signing in the place provided below, in which case this letter agreement shall be deemed to be a binding agreement among the signatories.
Sincerely,
Redwire Corporation

By:    /s/ Peter Cannito    __________
Name:    Peter Cannito
Its:    Chief Executive Officer and President

Agreed to as of the date first above written:

BAIN:

BCC Redwire Aggregator, L.P.

By:    /s/ Adriana Rojas Garzón___________
Name:    Adriana Rojas Garzón
Its:    Associate General Counsel

AE INDUSTRIAL PARTNERS FUND II, LP

By: AE Industrial Partners Fund II GP, LP

Its: General Partner

By: AeroEquity GP, LLC

Its: General Partner

By:     /s/ Michael Greene________________
Name:     Michael Greene
Title:     Managing Member

AE INDUSTRIAL PARTNERS
STRUCTURED SOLUTIONS I, L.P.

By: AE Industrial Partners Structured
Solutions I GP, LP

Its: General Partner

By: AeroEquity GP, LLC
Its: General Partner

By:     /s/ Michael Greene________________
Name:    Michael Greene
Title:     Managing Member